Exhibit 24(c)2

April 1, 2009

W. Paul Bowers and Wayne Boston

Dear Sirs:

As an officer of Georgia Power Company, I hereby make, constitute, and appoint each of you my true and lawful Attorney in my name, place and stead, to sign and cause to be filed with the Securities and Exchange Commission (1) this Company's Quarterly Reports on Form 10-Q during 2009, and (2) any necessary or appropriate amendment or amendments to any such reports and to this Company’s Annual Report on Form 10-K for the year ended December 31, 2008, each such report or amendments to such reports to be accompanied in each case by any necessary or appropriate exhibits or schedules thereto.

Yours very truly,

/s/Ronnie R. Labrato

Ronnie R. Labrato